CONFIDENTIAL TREATMENT REQUESTED . Confidential portions of this document have been redacted and have been separately filed with the Commission.

Exhibit 10.53

LICENSE AGREEMENT

This license agreement (the "Agreement") is entered into as of this 28 day of November, 2011 (the “Effective Date”), by and among XTL Biopharmaceuticals Ltd., a company formed pursuant to the laws of Israel, having a place of business at 85 Medinat Hayehudim St., Herzliya, Israel (“XTL”), and MinoGuard Ltd., a company formed pursuant to the laws of Israel, Private Company no. 513938563, having a place of business at 38 Habarzel St. Tel Aviv, 69710, Israel (“Licensor”).

WHEREAS, Licensor is the owner of an invention relating to the treatment of mental disorders, (as further defined below, the “Invention”); and

WHEREAS, XTL wishes to obtain an exclusive license with respect to the Invention and related know how in order to develop and commercialize products based on the Invention and the related know how, and Licensor wishes to grant XTL such license, all in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.          Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1, whether used in the singular or the plural, shall have the meanings specified below.

“Affiliate” shall mean, with respect to a party, any person, organization or entity controlling, controlled by or under common control with, such party, including, with respect to a limited partnership, its limited partners, general partners, and any person, organization or entity controlling, controlled by or under common control with, such party. For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (i) owns or directly controls twenty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly, the power to elect or appoint twenty percent (50%) or more of the members of the governing body of the organization or other entity.

“Prior Average Value” with respect to XTL securities on a certain issuance date - shall mean the average market value, during the last 30 trading days (as reflected by the closing price on TASE in each such day), prior to such securities issuance to Licensor.

“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

“Commencement of phase II Clinical Trial” shall mean the Commencement of phase II Clinical Trial in relation to a Licensed Product. For the purpose hereof, receipt of an IRB approval shall be deemed Commencement of phase II Clinical Trial as well as clinical trials conducted and/or which will be conducted by Licensor or any of its researchers or Affiliates will be deemed as Commencement of phase II Clinical Trial.

“Current Know-How” shall mean Licensor’s combination of therapies for the treatment of mental disorders and mainly in order to improve both positive and negative symptoms of schizophrenia (the "Invention") including all of the assets relating to the Invention, such as documentation, data, know how, plans, processes, R&D data, research results, research records, clinical testing, manufacture, use, marketing, distribution, sale supply, and commercialization, and any other Confidential Information provided by Licensor that is essential to enable XTL to put the Invention into practice together with any IP Rights associated with the foregoing.

“Commercially Reasonable Efforts” shall mean (i) with respect to any objective by an entity, reasonable, diligent, good faith efforts to accomplish such objective as such entity (together with its Affiliates as a group) would normally use in the ordinary course of business and research to accomplish a similar objective under similar circumstances; and (ii) with respect to research, development and commercialization of any Licensed Product hereunder, shall mean those efforts and resources normally used by such entity (together with its Affiliates as a group) for a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life as such Licensed Product.

“Confidential Information” shall mean any and all information in any and all medium which is confidential by its nature, including without limitation all tangible or intangible know-how, trade secrets, discoveries, inventions (whether or not patentable), data, formulations, models, designs, procedures, specifications, practices, algorithms, parameters, technical information, data, materials, drawings, processes, schematics, proprietary data, and any other work-products and/or information and/or trade and business secrets relating to any line of business and marketing and/or business plans.

“Damages” shall mean any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto (including any interest payments which may be imposed in connection therewith).

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“First Commercial Sale” shall mean the first sale of a Licensed Product by XTL, an Affiliate of XTL or a Sublicensee to an unaffiliated third party after Regulatory Approval has been achieved in the country in which such Licensed Product is sold. Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

“FDA” shall mean the United States Food and Drug Administration.

“Government Programs” shall mean the Biotech Incubators Program of the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade, and any other funding programs sponsored by the Israeli or other governments.

“Grace Period” with respect to any potential Licensed Year regarding which the relevant Annual License Fee was not paid in its due date – the period commencing from the potential commencement of such Licensed Year and ending upon the earlier of (i) 30 days after the receipt by XTL of a written notice from Licensor demanding the payment of such unpaid Annual License Fee, or (ii) the expiration of such potential Licensed Year.

“Grants” shall mean any funds or benefits received by XTL from governmental, quasi-governmental or other non-profit sources for the development of Products or other benefits, including but not limited to grants provided within the context of Government Programs.

"Inside Information" Inside Information (within the meaning of the Securities Law, 5728-1968) and any important progress of XTL, including but not limited to: receipt of Helsinky / patent / FDA / CE / OCS approval, collaboration with strategic financial/professional partner, trial commencement and results and any such related information, and further to supply that representative with all the required supporting documents.

“IP Rights” shall mean any and all, current or future, intellectual property rights, including but not limited to copyrights, trademarks, service marks, designs, trade secrets, trade names, Confidential Information, Patent Rights, data, know-how, logos, and any intellectual property rights of any kind which derive, directly or indirectly from the current rights.

“Just Cause” shall mean any fraud, action not in good faith, crime or any other unlawful action.

“Licensed Product” shall mean any product and/or service that comprises, contains or incorporates the Licensed Technology, or any portion thereof, or that would have, in the absence of the License granted hereunder, infringe any of the Licensed Patents.

“Licensed Technology” shall mean the Licensed Patents and the Current Know-How.

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“Licensed Patents” shall mean (i) PCT/IL2007/000414 application set forth on Exhibit A attached hereto, (ii) all improvements, updates, modifications and enhancements thereto made by Licensor by the Effective Date (if any), and (iii) all Patent Rights related to the foregoing. Exhibit A shall include and shall be updated from time to time to reflect inclusion of new Licensed Patents.

“Licensed Year” shall mean each full year, commencing as of the LTO Date (as defined below), and up to * consecutive years, regarding which no later than * days from the commencement of such year, XTL has paid Licensor a fee ("Annual License Fee") equal to * for the first of such years, and for every proceeding year a fee augmented by additional * in relation to the fee of the previous year (i.e. in the second year the fee shall be *and so on).

“Net Sales” shall mean the gross amount billed or invoiced by or on behalf of XTL and/or its Affiliates (the “Invoicing Entity”) on sales of Licensed Products, less the following deductions: (a) customary trade, quantity, or cash discounts to the extent actually allowed and taken with respect to such sales; (b) amounts repaid or credited by reason of rejection , defects, recalls or returns or because of chargebacks, refunds, rebates or retroactive price reductions; (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, import, export, delivery, or use of a Licensed Product which is paid by or on behalf of the Invoicing Entity; (d) payment to one or more third parties to obtain a Third Party License from such third party(ies) in order to generate income from the Licensed Products, (e) discounts paid under discount prescription programs and reductions for coupon and voucher programs, (f) Negotiated payments made to private sector and government third party payors (e.g., PBMs, HMOs and PPOs) and purchasers/providers (e.g., staff model HMOs, hospitals and clinics), regardless of the payment mechanism, including without limitation rebate, chargeback and credit mechanisms; (g) Sales commissions and inventory management fees paid to wholesalers and distributors to the extent allocable to Licensed Products; (h) Amounts that are written off as uncollectible and costs of collections; (i) Gross amounts received in respect of sales for test marketing, sampling or promotional use, clinical trial purposes or compassionate or similar use. and (j) royalty payments due to the Office of Chief Scientist in connection with the sale of Licensed Products; and (k) outbound transportation, packing and delivery charges, as well as prepaid freight (including shipping insurance) actually incurred; provided, however, that:

(i) In any transfers of Licensed Products between the Invoicing Entity and an Affiliate of the Invoicing Entity not for the purpose of resale by such Affiliate, Net Sales shall be equal to the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business; and

(ii) In the event that the Invoicing Entity, or the Affiliate of the Invoicing Entity, receives non-monetary consideration for any Licensed Products or in the case of transactions not at arm’s length with a non-Affiliate of the Invoicing Entity, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

Sales of Licensed Products by an Invoicing Party to an Affiliate of such Invoicing Party, for resale by such Affiliate, shall not be deemed Net Sales and Net Sales shall be determined based on the total amount invoiced or billed by such Affiliate on resale to an independent third party purchaser.

* *****Confidential material redacted and filed separately with the Commission.

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In the event the Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined on a country-by-country basis by multiplying the Net Sales (as determined above) of the Combination Product in each country, during the applicable royalty reporting period, by the fraction A/(A+B), where A is the average net selling price of the Licensed Product when sold separately in finished form in such country and B is the average net selling price of the other active ingredient(s) included in the Combination Product when sold separately in finished form in such country, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other active ingredient(s) did not occur in such country in such period, then in the most recent royalty reporting period in which sales of both occurred in such country. In the event that such average net selling price cannot be determined for both the Licensed Product and all other active ingredient(s) included in such Combination Product for a country, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product in such country by the fraction of C/(C+D) where C is the fair market value of the Licensed Product and D is the fair market value of all other active ingredient(s) included in the Combination Product. In such event, XTL shall in good faith make a determination of the respective fair market values of the Licensed Product and all other active ingredient(s) included in the Combination Product, and shall notify Licensor of such determination and provide Licensor with data to support such determination. Licensor shall have the right to review such determination of fair market values and, if Licensor disagrees with such determination, to notify XTL of such disagreement within * days after XTL notifies Licensor of such determination. If Licensor notifies XTL that Licensor disagrees with such determination within such * day period and if thereafter the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be resolved as provided in section 13.4. If Licensor does not notify XTL that Licensor disagrees with such determination within such * day period, such determination shall be conclusive and binding on the Parties.

As used above, the term “Combination Product” shall mean Licensor’s combination of therapies for the treatment of mental disorders and mainly in order to improve both positive and negative symptoms of schizophrenia, which consists of both (1) a Licensed Product and (2) other active ingredient(s).

“Non Substantial Approved Sublicensee” shall mean either (1) any third party regarding which Licensor has granted XTL its prior written approval, or (2) any third party regarding which Licensor has not granted XTL its prior written approval, but without a Just Cause, or (3) any third party after a phase II clinical trial conducted by Licensee has ended without Positive Results.

“Past Expenses” shall mean any and all amounts spent by Licensor, and not previously reimbursed, in relation to the Licensed Technology, prior to the Effective Date of this Agreement, in the total amount of *.

* *****Confidential material redacted and filed separately with the Commission.

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“Patent Rights” shall mean any and all (a) patents, (b) pending patent applications, including, without limitation, all provisional applications, continuations, continuations-in-part, divisions, reissues, renewals, and all patents granted thereon, and (c) all patents-of-addition, reissue patents, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof.

“Regulatory Agency” shall mean the FDA or equivalent agency or government body of another country/region.

“Regulatory Approval” shall mean (i) approval by the FDA permitting commercial sale of a Licensed Product, or (ii) any comparable approval permitting commercial sale of a Licensed Product granted by the applicable Regulatory Agency in any other country or jurisdiction.

“Securities Equivalent” with respect to any payment – shall mean such amount of XTL securities, registered for public trade in the Tel-Aviv Stock Exchange, free and clear of any third party rights, block or any other limitation on their immediate tradability (except for lock up period according to the TASE regulations), which results from the division of such payment amount in the Prior Average Value of such XTL securities.

"Self Funded" with respect to certain clinical trial, shall mean funded out ofXTL own resources, and for the purpose thereof shall include, but not be limited to (1) philanthropic funding received by a non Affiliated third party, (2)funding received by way of cash and/or cash equivalent received by XTL from a non Affiliated third party in return for the issuances of XTL securities, (3) grants received from governmental authorities, all of which provided such funding does not involve granting of any rights which can be considered a sublicense under the License.

“Sublicense” shall mean any right granted, license given, or agreement entered into, by XTL, to or with, any other person or entity, under or with respect to, or permitting, any use of any of the Licensed Technology (or any part thereof) or otherwise permitting the development, manufacture, marketing, distribution and/or sale of Licensed Products (regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense or as an agreement with respect to the development and/or manufacture and/or sale and/or distribution and/or marketing of Licensed Products).

“Sublicense Receipts” shall mean any payments or other consideration that XTL or an Affiliate of XTL actually received in connection with a Sublicense, or the grant of an option to obtain a Sublicense, including without limitation royalties, license fees, milestone payments, license maintenance fees and equity; provided, however, that in the event that XTL or an Affiliate of XTL receives non-monetary consideration in connection with a Sublicense or the grant of an option to obtain a Sublicense or in the case of transactions not at arm’s length, Sublicense Receipts shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business; and provided further that Sublicense Receipts will be reduced by any amounts returned by XTL or an Affiliate to a Sublicensee on account of refunds or rebates given in respect of Sublicense Receipts or payment made to one or more third parties to obtain a Third Party License from such third party(ies) in order to practice the Licensed Technology as pursued by XTL. For the avoidance of doubt, Sublicense Receipts shall not include any amounts received as Grants, in connection with Government Programs, or otherwise as research grants from national or international not-for-profit funding bodies.

* *****Confidential material redacted and filed separately with the Commission.

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“Sublicensee” shall mean a person or entity granted a Sublicense in accordance with Section 4.2, including any sublicensees of other Sublicensees.

“Substantial Third Party” shall mean a non Affiliate of XTL third party which is either (1) a pharmaceutical company with a market value of at least $ 50 million, (2) a company in which at least $10 million were invested, or (3) a publicly traded company.

“Third Party License” shall mean a license from an unaffiliated third party to one or more valid and enforceable patents issued in the United States or any other jurisdiction, the claims of which cover one or more functional components that is essential for the efficacy of any Licensed Product pursued by XTL.

"XTL R&D Expenses" any and all amounts spent by XTL, including the Reimbursement of Past Expenses associated directly with research and development of the Licensed Technology, pursuant to this Agreement. For the avoidance of doubts, other payments made to Licensor under this Agreement shall not be included in XTL R&D Expenses.

2.          License Grant.

2.1.          License. Licensor hereby grant to XTL an exclusive, world-wide, perpetual, irrevocable, license to develop, have developed, manufacture, have manufactured, produce, have produced, use, provide, market, offer for sale, sell, have sold, export and import Licensed Products (the "License"). For purposes of this Section 2.1, the term “exclusive” means that Licensor shall not have any right to grant such licenses or rights to any third party or engage in any of the foregoing.

2.2.          Sublicenses.

2.2.1.          Sublicense Grant. XTL shall be entitled to grant Sublicenses under the License to (1) any Substantial Third Party and (2) any Non Substantial Approved Sublicensee. Such Sublicenses shall be made for consideration and in arm’s length transactions.

2.2.2.          Sublicense Agreements. Sublicenses shall only be granted pursuant to written agreements, which shall be in compliance and not inconsistent with the terms and conditions of this Agreement. XTL shall provide Licensor with a copy of each sublicense agreement within * days of receipt of an executed draft thereof from the Sublicensee. Each such sublicense agreement shall contain, inter alia, provisions to the following effect:

2.2.2.1.          All provisions necessary to ensure XTL’s ability to perform its obligations under this Agreement, including reporting and audit requirements;

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2.2.2.2.          In the event of termination of the License (in whole or in part - e.g. termination in a particular country) set forth in Section 2.1 above, any existing agreements that contain a Sublicense of, or other grant of right with respect to, Licensed Technology shall terminate to the extent of such Sublicense or other grant of right; provided, however, that, for each Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of such Sublicense agreement with XTL such that XTL would have the right to terminate such Sublicense, Licensor shall be obligated, at the request of such Sublicensee, to enter into a new agreement with such Sublicensee on substantially the same terms as those contained in such Sublicense agreement; and provided, further, that such terms shall be amended, if necessary, to the extent required to ensure that such Sublicense agreement does not impose any obligations or liabilities on Licensor which are not included in this Agreement; and

2.2.3.          Sublicense in Chain. A Sublicensee shall be entitled to Sublicense its rights under a Sublicense agreement, and so forth through a chain of sublicenses, provided that each such sublicense shall be subject to execution of a written agreement consistent with the terms of this Section, and shall be made for consideration and in arm’s length transactions.

2.2.4           Sublicense Fees. it is hereby agreed that the fees paid by XTL in relation to Sublicense Receipts received by it from a Non Substantial Approved Sublicensee shall be equal to the Sublicense Fee described in section 6.1.3 below, except in the case of a third party falling within subsection (1) to definition of Non Substantial Approved Sublicensee, regarding which such fees shall be agreed upon in good faith, between the parties.

2.3.          Contractors and Affiliates. XTL shall have the right to utilize third party contractors in connection with XTL’s activities in exploiting the license granted hereunder. Provided that such contractors perform activities on XTL’s behalf, and XTL maintains control of and remains solely responsible for such activities, the provisions of Section 2.2 shall not apply with respect to such contractors. Sublicenses to Affiliates of XTL shall not be considered Sublicenses under this Agreement.

3.          Title.

3.1           Licensor IP. All IP Rights, in and to, any information and/or invention which is created, developed or improved by XTL with the use of the License and/or the Licensed Technology, shall become Licensed Technology, be owned solely and exclusively by Licensor, and shall be subject to the License granted to XTL pursuant to the terms of this Agreement.("Licensor IP") . Licensor shall not accept any funding from any third party for research relating or connected to the Licensed Technology without the prior written consent of XTL.

3.2           XTL IP. All IP Rights, in and to, any information and/or invention which is created, developed or improved by XTL, and which is not Licensor IP, shall belong solely to XTL.

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4.          Patent Filing, Prosecution and Maintenance.

4.1.          Filing. XTL shall have the first right to prepare, file, prosecute and maintain any patent applications and patents, in respect of the Licensed Technology and/or any part thereof, and at XTL’s sole expense stating Licensor's name as the owner of such patents. XTL shall provide Licensor with copies of all patent applications and Licensor undertakes to cooperate in a timely manner with XTL’s efforts to register the patent, including by executing any documents as may be required for such purpose, all in accordance with XTL’s instructions and guidance and subject to XTL’s sole discretion.

4.2.          Consultation. Licensor and XTL shall consult each other regarding the preparation, filing and prosecution of all patent applications, and the maintenance of all patents, included within the Licensed Patents, including, without limitation, the content, timing and jurisdiction of the filing of such patent applications and their prosecution, and other details and overall global strategy pertaining to the procurement and maintenance of the Licensed Patents. To avoid doubt, Licensor and XTL may agree not to pursue the filing and/or maintenance of patents in certain jurisdictions. All Licensed Patents shall be filed, prosecuted and maintained by the parties through a law or patent attorney firm selected by XTL, and subject to Licensor’s approval, not to be unreasonably withheld. XTL shall solely bare all patent-related expenses incurred by it with respect to the filing, prosecution and maintenance of the Licensed Patents.

4.3.          No Warranty. Nothing contained herein shall be deemed to be a warranty by any of the parties that they can or will be able to obtain patents on patent applications included in the Licensed Patents, or that any of the Licensed Patents will afford adequate or commercially worthwhile protection.

4.4.          No Obligation. It is hereby clarified that XTL has no obligation, whatsoever, to file, prosecute or maintain, any of the Licensed Patents, or to finance such filing, prosecution or maintenance, provided, however, that XTL shall notify Licensor, in reasonable advance of any relevant dead line, of its intention not to maintain any patent or patent application which is considered a License Patent.

4.5           Action by Licensor. Notwithstanding anything to the contrary in Section 4.1, Licensor shall be entitled to prepare, file, prosecute and maintain any patents regarding which XTL provided notice to Licensor pursuant to Section 4.2, at Licensor's cost and expense ("Abandoned Patents"). It is further agreed that such Abandoned Patents shall be excluded of the License from the date of such notice being served and on.

5.          Development and Information Exchange.

5.1           Diligence. XTL shall use Commercially Reasonable Efforts, and/or shall cause its Affiliates and/or Sublicensees to use their Commercially Reasonable Efforts, to develop Licensed Products.

5.2           Consultation and Progress Reports. XTL shall (i) provide Licensor via a representative designated by Licensor ("Licensor’s Representative") with periodic reports not less than once per every * month period concerning all material activities undertaken in respect of the exercise of the License granted hereunder, and (ii) keep Licensor fully informed via Licensor’s Representative on a current basis concerning all material activities undertaken in respect of the exercise of the License. The Representatives shall be bound by the confidentiality arrangements set out in this Agreement.

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6.          Consideration.

6.1.          Consideration. In consideration of the License granted to XTL pursuant to this Agreement, XTL shall pay and Licensor shall be entitled to receive, the aggregate of the following:

6.1.1           Milestone Payments. Upon the occurrence of the following events XTL shall pay Licensor the respective following payments (the "Milestone Payments"):

6.1.1.1           Upon commencement of a Phase III clinical trial in relation to a Licensed Product - XTL shall pay Licensor a nonrefundable amount of *;

6.1.1.2           * months following the receipt of an applicable approval from the FDA for the marketing of a Licensed Product in the USA - XTL shall pay Licensor a nonrefundable amount of *;

6.1.2.          Royalty Payments. In the event that XTL itself, or any Affiliate, will actually generate revenues from Licensed Products, then XTL will pay to Licensor, commencing from the First Commercial Sale of the first Licensed Product, three point five percent (3.5%) of Net Sales actually received, on a Licensed Product-by-Licensed Product and country-by-country basis until the last valid claim to expire (or abandoned) of all patents included within the Licensed Technology in such country.

6.1.3           Payments on Sublicense Receipts. XTL shall pay to Licensor, the respective portions of any Sublicense Receipts due to XTL from a Substantial Third Party with which XTL has entered into a Sublicense, according to the following terms (each: a "Sublicense Fee") until the last valid claim to expire (or abandoned) of all patents included within the Licensed Technology in such country:

(i)          In the event a Sublicense agreement is entered into prior to the publication of positive results (such to be determined in accordance with generally acceptable objective parameters of a reputable biostatistician (“Positive Results”)) of a Phase II clinical trial in relation to a Licensed Product – the Sublicense Fee shall be *% of any Sublicense Receipts;

(ii)         In the event a Sublicense agreement is entered into after the publication of Positive Results of a Phase II clinical trial in relation to a Licensed Product – the Sublicense Fee shall be as follows: (1) if the Sublicense Receipts received by XTL under such Sublicense is any amount up to * - the Sublicense Fee shall be *% of any Sublicense Receipts; (2) if the Sublicense Receipts received by XTL under such Sublicense is higher than * and lower than or equal to * - the Sublicense Fee shall be *% of any Sublicense Receipts; (3) if the Sublicense Receipts received by XTL under such Sublicense is higher than * and lower than or equal to * - the Sublicense Fee shall be *% of any Sublicense Receipts; and (4) if the Sublicense Receipts received by XTL under such Sublicense is higher than * - the Sublicense Fee shall be *% of any Sublicense Receipts; and

(iii)        In the event a Sublicense agreement is entered into after commencement of a Licensee Self Funded Phase III clinical trial in relation to a Licensed Product – the Sublicense Fee shall be *% of any Sublicense Receipts.

* *****Confidential material redacted and filed separately with the Commission.

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6.1.4           Reimbursement of Past Expenses. Upon the earlier of (1) the publication of Positive Results of a Phase II clinical trial in relation to the first so to succeed Licensed Product, or (2) the later of (i) the closing of a transaction under which certain amounts are raised by Licensee against securities, which together with all aggregated amounts so raised by Licensee against securities during the 12 consecutive months period prior to such transaction and following the Effective Date of this Agreement, totals at least *, and (ii) the company, or any Sublicensee, as applicable, already raised at least * patients who enrolled to a Phase II Clinical Trial conducted by the Company, or any Sublicensee, in relation to a Licensed Product - XTL shall reimburse Licensor for his Past Expenses.

6.2           Securities Equivalent payment Option. XTL shall have an option, to be exercised in its sole and absolute discretion, to execute any payment due to Licensor under sections 6.1 and/or any Annual License Fees, by way of issuing its Securities Equivalent (the "Conversion Option"). It is further clarified that XTL shall bear (1) the sole responsibility to the receipt of any and all approvals, if and to the extent required under applicable law, of the Israeli Securities Authority, the TASE and any other third parties, for the issuance of such XTL securities by XTL to Licensor, and (2) all costs related to such issuance.

6.3           Conclusiveness of Payments. For the removal of doubts it is hereby clarified that, other than as expressly specified in this Agreement, Licensor shall not be entitled to any consideration, compensation, remuneration, reimbursement or any other kind of payment, in return for the grant of the License and/or the fulfillment of its obligations under this Agreement.

7.          Reports; Payments; Records.

7.1.          Reports and Payments.

7.1.1.          Reports. Within * days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which XTL or an Affiliate of XTL first receives Net Sales or Sublicense Receipts, XTL shall deliver to Licensor a report containing the following information:

(a)          the number of units of Licensed Products sold by XTL and its Affiliates in each country for the applicable Calendar Quarter;

(b)          the gross sales for the Licensed Product sold by XTL and its Affiliates in each country during the applicable Calendar Quarter;

(c)          a calculation of Net Sales for the applicable Calendar Quarter in each country, including a listing of applicable deductions;

(d)          the total amount payable to Licensor in U.S. dollars on Net Sales for the applicable Calendar Quarter; and

* *****Confidential material redacted and filed separately with the Commission.

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(e)          a calculation of any Sublicense Receipts for the applicable Calendar Quarter together with the total amount payable to Licensor in U.S. dollars on such Sublicense Receipts.

The report shall state if no amounts are due to Licensor for any Calendar Quarter.

7.1.2.          Payment. Concurrent with the delivery of each report delivered pursuant to Section 7.1.1, XTL shall remit to Licensor all amounts due pursuant to Section 6 for the applicable Calendar Quarter.

7.2.          Records. XTL shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, marketed or sold under this Agreement, any amounts payable to Licensor in relation to such Licensed Products and all Sublicense Receipts received by XTL and its Affiliates, which records shall contain sufficient information to permit the Licensor to confirm the accuracy of any reports or notifications delivered to Licensor under Section 7.1. The relevant party shall retain such records relating to a given Calendar Quarter for at least * years after the conclusion of that Calendar Quarter. During such three * period, Licensor shall have the right, at Licensor’s expense, to cause an independent, certified public accountant (which shall be chosen by Licensor with the consent of XTL – such consent to be withheld only for reasonable grounds), who is bound by a suitable confidentiality arrangement with XTL, to inspect XTL’s and the relevant Affiliates’ records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to Licensor or any third party any information gained during the course of such inspection, except that such accountant may disclose to Licensor and XTL information gained during the course of such inspection relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within * days after the accountant delivers the results of the audit. In the event that any audit performed under this Section 7.2 reveals an underpayment in excess of the higher of (1) *or (2) *, in any calendar year, the audited party shall bear the full cost of such audit. Licensor may exercise its rights under this Section 7.2 only once every year per audited party and only with reasonable prior notice to the audited party. XTL shall cause its Affiliates and Sublicensees to comply with the terms of this Section 7.2.

7.3.          Audited Report. XTL shall furnish Licensor, and shall cause its Affiliates who make, use, market or sell Licensed Products to furnish Licensor, within * days after the end of each calendar year, commencing at the end of the calendar year of the First Commercial Sale, with a report, certified by XTL`s CFO and CEO is, relating to royalties and other payments due to Licensor pursuant to this Agreement with respect to the previous calendar year and containing the same details as those specified in Section 7.1 with respect to the previous calendar year.

7.4 Payment Method. Each payment due to Licensor under this Agreement shall be made by wire transfer of funds to Licensor’s accounts in accordance with written instructions provided by Licensor (except with respect to payments executed by way of execution of the Conversion Option, which will be treated in accordance with the provisions of section 6.2).

* *****Confidential material redacted and filed separately with the Commission.

12

7.5           Taxes. Licensor shall bear and be solely responsible for the payment of any tax, levies or governmental charges applicable in connection with any compensation or consideration to be paid to it under this Agreement. If applicable laws require that taxes be withheld from any amounts due to Licensor under this Agreement, XTL shall (i) deduct these taxes from the remittable amount, (ii) pay the taxes to the proper taxing authority, and (iii) promptly deliver to Licensor a statement including the amount of tax withheld and justification therefore, and such other information as may be necessary for tax credit purposes. For the avoidance of doubt, all amounts to be paid to Licensor pursuant to this Agreement are exclusive of Value Added Tax. XTL shall add value added tax, as required by law, to all such amounts.

8.          Confidential Information

8.1           General Confidentiality Obligations.

8.1.1           Except as required by regulatory or governmental agencies, all Confidential Information disclosed by either Party to the other hereunder shall be received by the receiving Party (including all appropriate employees, agents and independent contractors) (the: “Receiving Party”) in strictest confidence and used solely in furtherance of this Agreement, and shall be accorded the same degree of confidentiality and secrecy with which the Receiving Party holds its own most confidential information of a similar nature but in no event less than reasonable care. Such Confidential Information shall not be disclosed to any persons other than (a) employees or agents of the Receiving Party or independent contractors employed by the Receiving Party who have reasonable need for access to such information in connection with the Receiving Party’s performance under this Agreement and who are bound to the Receiving Party, by a written agreement of confidentiality containing terms consistent with those contained in this Section 8; and (b) as required by any governmental authorities, including without limitation , as required to obtain necessary regulatory clearances.

8.1.2           Notwithstanding the provisions of section 8.1.1 above, Confidential Information shall not be deemed to be any such information (i) which is, or subsequently may become, within the knowledge of the general public, without the fault of the Receiving Party; (ii) which is known to the Receiving Party prior to the time of receipt thereof from the disclosing Party, as shown by written records; (iii) which is proved to have been developed by and for the Receiving Party, independently and wholly without resort to the proprietary information of the disclosing Party, as shown by written records; or (iv) which is subsequently rightfully obtained from sources other than the disclosing Party and without confidential restriction in favor of the disclosing Party.

8.2           Specific Confidentiality Obligation. Notwithstanding the provisions of section 8.1 above, it is agreed that in respect of any Confidential Information included in the License Technology (together hereinafter: “Main CI”), as of the Effective Date of this Agreement, the provisions of section 8.1.1 and 8.1.2 (i) shall apply to such Main CI , except that for that purpose, both Licensor and XTL - but in the case of Licensor only as long as the License was not rightfully terminated by Licensor - shall be considered a Receiving Party.

* *****Confidential material redacted and filed separately with the Commission.

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8.3           Disclosure of Agreement. Each party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such party’s legal counsel, to comply with applicable laws, as well as to Sublicensees and prospective and current investors, pursuant to appropriate non-disclosure arrangements. Except as expressly permitted in this Section 8.3, no party will make any public announcement regarding this Agreement without the prior written approval of the other party.

8.1.4.          Publicity. Except as expressly permitted under Section 8.1.3, no party will make any public announcement regarding this Agreement without the prior written approval of the other party.

9.          Patent Infringement.

9.1           Enforcement of Patent Rights.

9.1.1.          Notice. In the event any party becomes aware of any possible or actual infringement or unauthorized possession, knowledge or use of any Licensed Patents (collectively, an “Infringement”), that party shall promptly notify the other parties and provide them with details regarding such Infringement.

9.1.2.          Suit by XTL. XTL shall have the right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement of Licensed Patents. Should XTL elect to bring suit against an infringer and Licensor is joined as party plaintiff in any such suit, Licensor shall have the right to approve the counsel selected by XTL to represent XTL and Licensor, such approval not to be unreasonably withheld. The expenses of such suit or suits that XTL elects to bring, including any expenses of Licensor incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by XTL and XTL shall hold Licensor free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees. XTL shall not compromise or settle such litigation without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed. In the event XTL exercises its right to sue pursuant to this Section 9.1.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees as paid, necessarily involved in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensor shall receive an amount equal to (1) *, or (2) *, of such funds and the remaining funds shall be retained by XTL.

* *****Confidential material redacted and filed separately with the Commission.

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9.1.3.          Suit by Licensor. If XTL does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 9.1.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within * days after receipt of notice to XTL by Licensor of the existence of an Infringement, Licensor may elect to do so. Should Licensor elect to bring suit against an infringer and XTL is joined as party plaintiff in any such suit, XTL shall have the right to approve the counsel selected by Licensor to represent Licensor and XTL, such approval not to be unreasonably withheld. The expenses of such suit or suits that Licensor elects to bring, including any expenses of XTL incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensor and Licensor shall hold XTL free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees. Licensor shall not compromise or settle such litigation without the prior written consent of XTL, which consent shall not be unreasonably withheld or delayed. In the event Licensor exercise its right to sue pursuant to this Section 9.1.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily involved in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then XTL shall receive an amount equal to(1) if such litigation involved the enforcement of a sublicense agreement the proceeds of which should have been considered Sublicense Receipts – that certain portion of such remaining funds as otherwise would have been due to Licensor per section 6.1.3 herein, or (2) in any other case - twenty percent (20%) of such funds and the remaining funds shall be retained by Licensor.

9.1.4.          Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 9 by another party for Infringement.

9.1.5.          Cooperation. Each party agrees to cooperate fully in any action under this Section 9 which is controlled by another party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

9.1.6.          Standing. If a party lacks standing and another party has standing to bring any such suit, action or proceeding, then such other party shall do so at the request of and at the expense of the requesting party. If a party determines that it is necessary or desirable for another party to join any such suit, action or proceeding, the other party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

9.2           Legal Action Against a Party. Each Party will provide the others with prompt notice of any action, suit or proceeding brought against it, alleging the infringement of the intellectual property rights of a third party by reason of the discovery, development, manufacture, use, sale, importation, or offer for sale of a Licensed Product or otherwise due to the use or practice of the Licensed Technology.

10.         Warranties; Limitation of Liability.

10.1.          Representations and Warranties.

10.1.1           Licensor hereby represents and warrants that (i) it has sole and exclusive ownership of the patents and patent applications listed in Exhibit A attached hereto; (ii) it has not granted any rights in or to Licensed Technology that are inconsistent with the rights granted to XTL under this Agreement; (iii) it has the right to grant the License granted under this Agreement free and clear of any third party rights or claims; (iv) it will not transfer, assign, encumber, grant, sell, lease or otherwise dispose of the Licensed Technology other than as may be expressly permitted herein; and (v) it has no knowledge as of the date hereof of any legal suit or proceeding by a third party against the Licensor contesting the ownership or validity of the Licensed Patents, or claiming that the practice of the Licensed Technology in the manner contemplated by this Agreement would infringe the rights of such third party, nor any reason to expect the same.

* *****Confidential material redacted and filed separately with the Commission.

15

10.1.2           As of the Effective Date, each Party represents and warrants to the other that it (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) has taken all necessary action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

10.1.3           Except as otherwise described in this Agreement, each Party represents and warrants to the other that all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with entry into this Agreement, if any, have been obtained.

10.1.4           Each Party represents and warrants to the other that the execution and delivery of the Agreement by such Party and the performance of such Party's obligations hereunder (a) do not conflict with or violate any requirement of applicable law or regulation or any provision of articles of incorporation or bylaws of such Party in any material way, and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation, oral or written, or court or administrative order by which such Party is a party or by which it may be bound.

10.1.5           XTL warrants that it will comply with applicable laws and regulations relating to the development, manufacture, use, and sale of Licensed Products.

10.3.          No Warranty. Except as otherwise expressly provided in this Agreement, neither party makes any warranty with respect to any technology, patents, goods, services, rights or other subject matter of this Agreement, and each party hereby disclaims warranties of merchantability, fitness for a particular purpose and non-infringement with respect to any and all of the foregoing.

10.4.          Limitation of Liability. Notwithstanding anything else in this Agreement or otherwise, neither Licensor nor XTL will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (i) any indirect, incidental, consequential or punitive damages or lost profits or (ii) cost of procurement of substitute goods, technology or services, even if such damages were foreseeable or advised ahead of time by one party to the other.

* *****Confidential material redacted and filed separately with the Commission.

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11.         Indemnification.

11.1.          Indemnity. XTL shall indemnify, defend, and hold harmless Licensor, its directors, officers, employees and agents and their respective successors, heirs and assigns (the “Licensor Indemnitees”), against any liability, Damage, loss, or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon any of the Licensor Indemnitees in connection with any claims, suits, actions, demands or judgments (“Claims”) arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning the use of any Licensed Technology by XTL, or any of its Affiliates or Sublicensees, or concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted by Licensor to XTL under this Agreement (except in cases where, and to the extent that, such claims, suits, actions, demands or judgments result from (1) causes of action related to any period of time prior to the Effective Date, or (2) the negligence or willful misconduct on the part of any of the Licensor Indemnitees in which cases Licensor shall indemnify XTL and the provisions hereof shall apply mutatis mutandis).

11.2.          Procedures. If any Licensor Indemnitee receives notice of any Claim, such Licensor Indemnitee shall, as promptly as is reasonably possible, give XTL notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve XTL of any indemnification obligation it may have hereunder to the extent such failure diminishes the ability of XTL to respond to or to defend the Licensor Indemnitee against such Claim. Licensor and XTL shall consult and cooperate with each other regarding the response to and the defense of any such Claim and XTL shall, upon its acknowledgment in writing of its obligation to indemnify the Licensor Indemnitee, be entitled to and shall assume the defense or represent the interests of the Licensor Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Licensor Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of the Licensor Indemnitee, such consent not to be unreasonably withheld. Nothing herein shall prevent the Licensor Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

11.3.          Insurance. XTL shall maintain a clinical insurance that is reasonably adequate to fulfill any potential obligation to the Licensor Indemnitees consistent with industry standards. XTL shall provide Licensor, upon request, with written evidence of such insurance.

12.         Term and Termination.

12.1.          Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 12, shall continue in full force and effect for unlimited time. It is hereby clarified that upon the expiration of the last payment obligation of XTL under section 6 above, the License shall be considered perpetual and fully paid up.

* *****Confidential material redacted and filed separately with the Commission.

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12.2.          Termination.

12.2.1.          Termination Without Cause. XTL may terminate this Agreement upon thirty (30) days prior written notice to Licensor for any reason or no reason at all.

12.2.2.          Termination for Default.

12.2.2.1.          In the event that XTL commits a material breach of its obligations under this Agreement and fails to cure that breach within * days after receiving written notice thereof from Licensor, Licensor may terminate this Agreement immediately upon written notice to XTL. Notwithstanding the foregoing, in the event that any breach is not susceptible of cure within the stated period and XTL uses diligent good faith efforts to cure such breach, the stated period will be extended by an additional * days.

12.2.2.2.          In the event of an uncured material breach by Licensor, XTL may elect not to terminate this Agreement but, instead, to sue Licensor for damages arising from such breach.

12.2.3           Termination for no commercial progress.

12.2.3.1           In the event that by the date of June 30th, 2013 (the: "LTO Date") neither Commencement of phase II Clinical Trial with respect to any Licensed Product has occurred, nor XTL has entered into a Sublicense Agreement with a Substantial Third Party, Licensor shall have the right, but not the obligation, to terminate this Agreement, by a * days prior written notice (the "Licensor Termination Option").

12.2.3.2 Notwithstanding section 12.3.3.1, it is agreed that Licensor Termination Option shall not be exercisable by Licensor, neither during each Licensed Year nor during any Grace Period, nor after its expiration in accordance with the provisions of section 12.2.3.3.

12.2.3.3           In addition it is agreed that the Licensor Termination Option shall expire upon the earlier of (i) Commencement of phase II Clinical Trial with respect to any Licensed Product has occurred, or (ii) XTL has entered into a Sublicense Agreement with a Substantial Third Party or a Non Substantial Approved Sublicensee. It is hereby clarified that after such expiration of the Licensor Termination Option no further Annual License Fee shall be required to be paid by XTL.

12.2.4.          Bankruptcy.

12.2.4.1. Either XTL or Licensor may terminate this Agreement upon notice to the other if the other party becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other party and not dismissed within * days, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

* *****Confidential material redacted and filed separately with the Commission.

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12.2.4.2. Notwithstanding the foregoing, in the event a receiver or trustee (or the like) is appointed or XTL has entered into a settlement with its creditors and XTL is otherwise meeting its obligations pursuant to this Agreement, Licensor shall not be entitled to terminate this Agreement as contemplated under Section 12.3.3.1 during such period.

12.3.          Effect of Termination.

12.3.1.          Termination of Rights. Upon termination by XTL, or by Licensor pursuant to this section 12 (i) the rights and license granted to XTL under Section 2 shall terminate; (ii) all rights in and to the Licensed Technology shall revert to Licensor and XTL shall not be entitled to make any further use whatsoever of the Licensed Technology nor shall XTL develop, make, have made, use, offer to sell, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to Licensed Products developed in whole or in part under the rights granted hereunder; and (iii) any existing agreements that contain a sublicense of the Licensed Technology shall terminate to the extent of such sublicense; provided, however, that, for each Sublicensee, upon termination of the sublicense agreement with such Sublicensee, Licensor shall be obligated, at the request of such Sublicensee, to enter into a new license agreement with such Sublicensee on substantially the same terms as those contained in such Sublicense agreement and provided further that such terms shall be amended, if necessary, to the extent required to ensure that such sublicense agreement does not impose any obligations or liabilities on Licensor which are not included in this Agreement.

12.3.2           Grants and Government Programs. XTL may apply for Grants as part of Government Programs for the funding of the development and commercialization of Licensed Products. If XTL receives Grants and the associated Government Programs so require, this Agreement will become subject to the applicable laws and regulations governing such Grants including, without limitation, the Law for the Encouragement of Industrial Research and Development, 5744-1984 as amended or supplemented from time to time and all regulations promulgated thereunder, the rules and regulations of the Office of the Chief Scientist (the “OCS”) and the relevant directives of the Director General of the Ministry of Trade, Industry and Employment, and the rules and regulations of the Incubator Program of the OCS.

12.3.3.          Accruing Obligations. Termination of this Agreement shall not relieve the parties of obligations occurring prior to such termination, including obligations to pay amounts accruing hereunder up to the date of termination.

12.3.4          Post Termination Rights. Upon termination by XTL, or by Licensor pursuant to this section 12, which is not due to breach of this Agreement by XTL, XTL shall be entitled to receive *% (* percent) out of any proceeds actually paid to Licensor by any third party in connection with the commercialization of the Licensed Technology up to an aggregated amount equal to the XTL R&D Expenses.

12.4.          Survival. The parties’ respective rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

* *****Confidential material redacted and filed separately with the Commission.

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13.         Miscellaneous.

13.1.          Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to same.

13.2.          Publicity.

13.2.1           Subject to Section 8.1.3, XTL and its Affiliates and Sublicensees shall not use the name of Licensor or its officers, employees, or agents, or any adaptation of such names, in any promotional material or other public announcement or disclosure relating to the subject matter of this Agreement or in connection with the marketing or sale of any Licensed Products, without the prior written consent of Licensor. Except as set out above, XTL and its Affiliates and Sublicensees shall be free to engage in any promotional and publicity-oriented activity relating to the subject matter of this Agreement or in connection with the marketing or sale of any Licensed Products.

13.2.2           XTL is a public company traded on the Tel Aviv Stock Exchange and is subject to strict reporting requirements, inter alia, relating to the subject matter of this Agreement.

Therefore, Licensor shall not issue any press release or make any public disclosure as to any information regarding XTL which is considered as Inside Information, unless such press release or public disclosure shall be approved by XTL and by those parties mentioned in such press release or public disclosure at least * hours in advance.

13.3.          Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 13.3:

If to XTL:

XTL Biopharmaceuticals Ltd
85 Medinat Hayehudim St.
Herzliya Pituach 46766, Israel

POB 4033, Herzliya 46140, Israel

Attn: both CEO and CFO

Fax: +972-9-951-9727

Email: david@xtlbio.com,
ronen@xtlbio.com

* *****Confidential material redacted and filed separately with the Commission.

20

If to the Licensor:

Mor Research Applications
38 Habarzel st.
Ramat Hahyal, Tel Aviv, 69710
Tel: 972-3-9233227
Fax: 972-3-6233228

Att both to the emails of Sari – sari@mor-research.com

And Pini - pini@bio-gal.com

Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by facsimile/email, one business day after transmission or dispatch; (iii) by airmail, three (3) business days after delivery to the postal authorities by the party serving notice. If notice is sent by facsimile/email, a confirming copy of the same shall be sent by mail to the same address.

* *****Confidential material redacted and filed separately with the Commission.

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13.4.          Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to the application of principles of conflicts of law, except for matters of patent law, which, other than for matters of inventorship on patents, shall be governed by the patent laws of the relevant country of the patent. The parties hereby consent to personal jurisdiction in Israel and agree that any lawsuit they file to enforce their respective rights under this Agreement shall be brought in the competent court in Tel Aviv, Israel.

13.5.          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

13.6.          Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

13.7.          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

13.8.          Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

13.9.          No Agency or Partnership. Nothing contained in this Agreement shall give any party the right to bind another, or be deemed to constitute either parties as agents for each other or as partners with each other or any third party.

13.10.         Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or research to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation.

13.11.         Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

13.12.         Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

XTL Biopharmaceuticals, Ltd.		MinoGuard Ltd.

By:	/s/ Ronen Twito, David Grossman	By:	/s/ Minoguard Ltd.

Name:	Ronen Twito, David Grossman	Name:	Pini Ben-Elazar

Title:	CFO, CEO	Title:	Chairman

EXHIBIT A

Patents and Patent Applications

Assignee: MOR - RESEARCH APPLICATIONS LTD.

Priority :US Prov.         19/Oct/2006

Title: COMBINED THERAPIES OF ANTIPSYCHOTIC DRUGS AND TETRACYCLINES IN THE TREATMENT OF PSYCHIATRIC DISORDERS

Abstract :         The present invention relates to the use of combinations of an antipsychotic drug and a tetracycline in the treatment of psychiatric disorders, particularly schizophrenia. The invention describes the composition, methods of use, type of formulations, methods of administration, and a kit for the use of said combinations. The invention also provides methods for a combined therapy for treatment of psychiatric disorders, particularly schizophrenia, comprising an antipsychotic drug and a tetracycline. The invention also provides a method for delaying or preventing the onset of schizophrenia.

			Patent No./	Issue Date/
Country	Application No.	Filing Date	Pub. No.	Pub. Date	Status
Canada	2666796	18/Oct/2007			filed
Europe	07827225.9	18/Oct/2007	*	*	examination
India	3100/DELNP/2009	18/Oct/2007			filed
Israel	198134	18/Oct/2007			examination
PCT	PCT/IL2007/000414	29/Mar/2007	*	*	expired
PCT-1	PCTIL2007/001251	18/Oct/2007	*	*	expired
US Prov.	60/852646	19/Oct/2006			expired
USA	12/446444	18/Oct/2007	*	*	examination

* *****Confidential material redacted and filed separately with the Commission.